Exhibit 99.1

GAP INC. REPORTS AUGUST SALES

SAN FRANCISCO – September 5, 2013 – Gap Inc. (NYSE: GPS) today reported that August 2013 net sales increased 3 percent compared with last year. Net sales for the four-week period ended August 31, 2013 were $1.23 billion compared with net sales of $1.20 billion for the four-week period ended August 25, 2012.

“We continue to meet our goal of driving consistent positive comp sales growth, on top of last year’s strong performance,” said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Due to the 53rd week in fiscal year 2012, August 2013 comparable sales are compared to the four-week period ended September 1, 2012. On this basis, Gap Inc.’s comparable sales for August 2013 were up 2 percent versus a 9 percent increase for August 2012.

Comparable sales by global brand for August 2013 were as follows:

•Gap Global: positive 2 percent versus positive 6 percent last year

•Banana Republic Global: positive 2 percent versus positive 8 percent last year

•Old Navy Global: positive 1 percent versus positive 12 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on September 5, 2013 and available for replay until 1:00 p.m. Pacific Time on September 13, 2013.

September Sales
The company will report September sales on October 10, 2013.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com